CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 24, 2014, accompanying the financial statements of Insured Municipals Income Trust, Series 528 and Pennsylvania Insured Municipals Income Trust, Series 315 (included in Van Kampen Unit Trusts, Municipal Series 661) as of September 30, 2013, and for each of the three years in the period ended September 30, 2013 and the financial highlights for each of the five years in the period ended September 30, 2013, contained in this Post-Effective Amendment No. 6 to Form S-6 (File No. 333-145361) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 24, 2014